UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2023

HEALTHTECH SOLUTIONS, INC./UT

(Exact name of registrant as specified in its charter)

Utah	0-51012	84-2528660
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

181 Dante Avenue, Tuckahoe, New York 10707

(Address of Principal Executive Office) (Zip Code)

844-926-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

Binding Term Sheet

On August 18, 2023, Healthtech Solutions, Inc. (the “Company”), together with its subsidiaries Healthtech Wound Care, Inc. (“HTWC”) and World Reach Health, LLC (“WR Health”), entered into a binding term sheet (the “Term Sheet”) with HLLT Acquired, LLC (the “Purchaser”), pursuant to which (i) the Company agreed to grant the Purchaser an option to purchase HLTT’s rights in and to certain patents (the “Patents”) relating to HLTT’s would care business (the “HLTT Option”), for a purchase price of $15,500,000, and (ii) HTWC agreed to grant the Purchaser an option to purchase certain assets of HTWC (the “HTWC Assets”) relating to HTWC’s production of would care products (the “HTWC Option,” and, together with the HLTT Option, the “Options”), for a purchase price of $2,000,000.

Pursuant to the Term Sheet, the Options will initially be exercisable by the Purchaser until November 30, 2023 (the “Initial Option Period”), subject to (i) the parties’ prior execution during the Initial Option Period of asset purchase agreements for the Options that are consistent with the terms set forth in the Term Sheet, and (ii) the Purchaser’s satisfaction of certain payment obligations described in the Term Sheet, including payment of a non-refundable option fee of $10,000 for each Option. Provided that the foregoing conditions have been satisfied, the Purchaser may extend the Initial Option Period by 12 months upon payment, prior to the expiration of the Initial Option Period, of a non-refundable extension fee of (y) $3,990,000 to HLTT and (z) $190,000 to HTWC.

In addition, the Term Sheet contemplates that, concurrently with the Purchaser’s satisfaction of its obligations under the asset purchase agreements related to the Options, the Purchaser will enter into a non-exclusive distribution agreement with WR Health, on mutually agreed upon terms consistent with the Term Sheet, with respect to any products relating to the HTWC Assets or the Patents that are manufactured by the Purchaser.

The foregoing description of the terms of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Sheet, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Manufacturing Agreement

On August 18, 2023 (the “Effective Date”), concurrently with the execution of the Term Sheet, HTWC entered into a Manufacturing Agreement (the “Agreement”) with the Purchaser, pursuant to which HTWC will, on a non-exclusive basis, manufacture and deliver certain human placental allograft tissue products (“Products”) to the Purchaser. The initial term of the Agreement commenced on the Effective Date and, unless sooner terminated in accordance with the terms of the Agreement, will continue for a period of 15 months. Thereafter, the Agreement will renew automatically for additional 3 month periods unless either party provides written notice of non-renewal to the other party at least 10 business days prior to the expiration of the then-current term.

Pursuant to the terms of the Agreement, the Purchaser will purchase at least (i) 3,000cm2 of Products within 30 days of the Effective Date and (ii) 5,000cm2 of Products within 60 days of the Effective Date. The Purchaser also agreed, commencing as of the 3rd monthly anniversary of the Effective Date, to purchase at least 7,500cm2 of Products per month (the “Monthly Minimum”), subject to rollover provisions for any purchases in excess of the Monthly Minimum in the preceding month. Furthermore, provided that HTWC has not breached its obligations under the Agreement, the Purchaser will order sufficient quantities of Products over the term of the Agreement such that the aggregate amount of manufacturing fees due and payable to HTWC over the term equals at least $21,100,000.

Pursuant to the terms of the Agreement, the Purchaser will provide HTWC with equipment financing in the amount of $500,000 (the “Equipment Financing”). If, on or prior to November 30, 2023, the Purchaser (i) elects to proceed with the HTWC Option and the HLTT Option, then upon the closing of the transactions contemplated thereby, 100% of the Equipment Financing payments actually made by the Purchaser shall be applied first to satisfy any amounts then owed by the Purchaser to HTWC for purchases of Products under the Agreement, with the remaining balance, if any, applied secondarily towards the purchase price of the HTWC Option, or (ii) elects not to proceed with the HTWC Option and the HLTT Option, then up to 100% of the Equipment Financing payments actually made by the Purchaser shall either be applied as a credit towards any amounts due and payable by the Purchaser to HTWC for purchases of Products in the final month of the term of the Agreement, or if no such amounts are then due and payable under the Agreement, be repaid to the Purchaser within 90 days thereof.

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In addition, the Agreement contains representations and warranties, covenants and indemnification obligations customary for transactions of this type.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Binding Term Sheet, dated August 18, 2023

10.2	Manufacturing Agreement, dated August 18, 2023, between Healthtech Wound Care, Inc. and HLLT Acquired, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Healthtech Solutions, Inc.

Date: September 6, 2023	By:	/s/ Jelena Olmstead Jelena Olmstead, Chief Executive Officer

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